AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 3rd day of June, 2011, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Michael A. Bless (the “Executive”).
RECITALS
A. The Company and the Executive previously entered into an Employment Agreement, dated January 23, 2006 (the “Original Agreement”), as amended on each of March 19, 2007, August 30, 2007 and December 1, 2008 (the “Amendments”), pursuant to which the Executive serves as the Executive Vice President and Chief Financial Officer of the Company.
B.  The Company and the Executive desire to amend and restate the Original Agreement to incorporate the terms of the Original Agreement and each of the Amendments into a single document and to make certain other changes, in each case as set forth in this Agreement.
C. The Executive is willing to remain employed by the Company on the terms and conditions set forth in this Agreement, effective as of the date hereof.
THE PARTIES AGREE as follows:
1.1  Position and Term of Employment.
A.           Position.  Executive shall be employed as the Executive Vice President and Chief Financial Officer of the Company and shall devote his full business time, skill, attention and best efforts in carrying out his duties and promoting the best interests of the Company.  Executive shall also serve as a director and/or officer of one or more of the Company’s subsidiaries as may be requested from time to time by the Board of Directors of the Company (the “Board of Directors”).  Subject always to the instructions and control of the Board of Directors, Executive shall report to the Chief Executive Officer of the Company and shall be responsible for the day to day financial affairs of the Company and for the development of the Company’s short and long term financial plans.
B.           Executive shall not at any time while employed by the Company or any of its affiliates (as defined in the Second Amended and Restated Severance Protection Agreement between the Company and Executive dated as of the date hereof (as amended and restated, from time to time, the “SPA”), incorporated in this Agreement by this reference), without the prior consent of the Board of Directors, knowingly acquire any financial interests, directly or indirectly, in or perform any services for or on behalf of any business, person or enterprise which undertakes any business in substantial competition with the business of the Company and its direct affiliates or sells to or buys from or otherwise transacts business with the Company and its direct affiliates; provided that Executive may acquire and own a de minimis amount of the outstanding capital stock of any public corporation, including any public corporation which  sells or buys from or otherwise transacts business with the Company and its direct affiliates.
C.           Initial Term.  The initial term of this Agreement shall be effective until December 31, 2013 (the “Initial Term”); provided, however, that unless earlier terminated in accordance with the terms of this Agreement, and subject, however, to termination as provided in Section 1.1.D, commencing on January 1, 2012, and on each January 1 thereafter, the Initial Term of this Agreement shall automatically be extended for one year (each then-extended year of this Agreement being an “Extended Term”).  The Initial Term as may be extended by each Extended Term is hereinafter referred to as the “term of this Agreement.”  For the second and each subsequent year during the term of this Agreement, Executive shall be employed at a salary not less than Executive’s salary in the immediately preceding year, and on other terms and conditions at least as favorable to Executive as those applicable to Executive during the immediately preceding year, or as may otherwise be agreed to by the Company and Executive in writing.
D.           Termination of Renewal.  Either party may give effective written notice to the other party of such notifying party’s intention not to renew this Agreement beyond the then-current term of this Agreement (“Notice of Non-Renewal”), provided that such notice is given by the notifying party not less than 30 months prior to the end of the then-current term of this Agreement (or such shorter term as may be agreed to by the Company and Executive in writing).  If a party delivers a Notice of Non-Renewal, the term of this Agreement will end as of the last day of the then-current term of this Agreement, or as may otherwise be agreed to by the Company and Executive in writing.

2.1  Base Salary.
(a)            (i)  Executive shall be paid an annual salary of $443,000, which shall be paid in accordance with the Company’s normal payroll practice with respect to salaried employees, subject to applicable payroll taxes and deductions (the “Base Salary”).  Executive’s Base Salary shall be subject to review and possible change in accordance with the usual practices and policies of the Company.  However, Executive’s base annual salary shall not be reduced to less than $375,000.
(ii) If Executive (a) voluntarily terminates his employment for Good Reason (as defined in the SPA, and as modified by one of the certain letters (both letters together, the “Letter”) (the Letter is incorporated in this Agreement by this reference), to Executive from the Company dated February 17, 2010, “Good Reason”) or (b) does not continue to be employed by the Company for any reason other than (i) his voluntary resignation without Good Reason, (ii) his termination for disability as determined pursuant to Section 7(b), (iii) his death, or (iv) his termination for cause pursuant to Section 7(c), Executive shall in the circumstances contemplated under Sections 2.1(a)(ii)(a) or (b), above continue to receive an amount equal to his then current Base Salary plus an annual performance bonus equal to the highest annual bonus payment Executive has received in the previous three years (“Highest Annual Bonus”) for the then remaining balance of the term of this Agreement.  In no event shall such payment be less than one year’s Base Salary plus Highest Annual Bonus.  The foregoing amounts shall be paid to Executive over the remaining term of this Agreement or one year (whichever is applicable) in accordance with the Company's payroll and bonus payment policies.  Notwithstanding the foregoing, no payments under this Section 2.1(a)(ii) shall be made if the Company makes all payments to Executive required to be made, if any, under the SPA in the event of a “Change in Control” (as defined in the SPA).
(b) If Executive resigns voluntarily (without Good Reason) or ceases to be employed by reason of his death or by the Company (or any affiliate) for cause as described in Section 7(c) of this Agreement, all benefits described in Sections 2 and 4 hereof shall terminate (except as otherwise provided herein or to the extent previously earned or vested).
(c) If Executive’s employment shall have been terminated as a result of Executive’s disability pursuant to Section 7(b), the Company shall pay in equal monthly installments for the then remaining balance of the term of this Agreement or one year, whichever is greater, to Executive (or his beneficiaries or personal representatives, as the case may be) disability benefits at a rate per annum equal to one hundred percent (100%) of his then current Base Salary, plus amounts equal to the Highest Annual Bonus, less the amount of any bona fide “disability pay” (within the meaning of Treas. Reg. §1.409A-1(a)(5)) paid to Executive, provided that such bona fide disability pay is provided pursuant to a disability plan or “sick leave” plan sponsored by the

Company that (i) covers a substantial number of employees of the Company and (ii) was established prior to the date of Executive’s disability, and provided further that such reduction does not otherwise affect the time of payment of any deferred compensation subject to Section 409A (other than a forfeiture due to the reduction) (“Bona Fide Disability Pay”).
2.2  Bonuses. Executive shall be eligible for an annual performance bonus in amounts between 0 and 100 percent of his Base Salary based upon his individual performance and achievement by the Company of overall objectives as determined by the compensation committee of the Board of Directors (“Compensation Committee”). The target range for Executive’s performance bonus will be between 35% and 100% of the Base Salary.

2.3  Expenses. The Company shall pay or reimburse Executive in accordance with the Company’s normal practices any travel, hotel and other expenses or disbursements reasonably incurred or paid by Executive hereunder in connection with the services performed by Executive, in each case upon presentation by Executive of itemized accounts of such expenditures or such other supporting information as the Company may require.

3.1  Incentive Plan. Executive shall be eligible for grants of awards under the Company’s long-term incentive plans as in effect from time to time.

3.2   Effect of Termination of Employment or Change in Control.
(a) If Executive shall resign voluntarily (other than for Good Reason) or cease to be employed by the Company (or an affiliate) for cause as described in Section 7(c) of this Agreement, except as provided in the SPA, all benefits described in Section 3 hereof shall terminate (except to the extent previously earned or vested and, if Executive retires (unless otherwise stated herein, for the purposes of this Agreement, the terms “retire,” “retirement” or similar shall have the meaning assigned to such (or similar) term(s) in the resolution of the

Compensation Committee of the Board of Directors, dated May 20, 2011 (i.e., voluntary termination of employment for any reason on or after attainment of age 62)), those which may become vested upon retirement pursuant to the terms of any employee benefit plan, program or arrangement in which Executive participates or is a party).
(b) If Executive (i) voluntarily terminates his employment for Good Reason, or (ii) dies or becomes disabled, or (iii) does not continue to be employed by the Company for any reason other than (a) his voluntary resignation without Good Reason, or (b) his death or disability as determined pursuant to Section 7(b) of this Agreement, or (c) his termination for cause pursuant to Section 7(c), all options to purchase shares of the Company’s common stock held by Executive (“Options”) which have not vested as of the date of such voluntary termination, or death or disability, or such non-continuation of employment, as the case may be, will accelerate and vest immediately as of such date, and, in the event of Executive’s death, all such Option rights will transfer to Executive’s representative.  If Executive’s employment terminates by reason of death or disability, Executive or Executive’s representative may exercise all unexercised Options within three years after such death or disability or the expiration date of the Option, whichever is sooner.
(c) If Executive (i) voluntarily terminates his employment for Good Reason, or (ii) dies or becomes disabled, or (iii) does not continue to be employed by the Company for any reason other than (a) his voluntary resignation without Good Reason, or (b) his death or disability as determined pursuant to Section 7(b) of this Agreement, or (c) his termination for cause pursuant to Section 7(c), or (iv) retires, all outstanding and unvested “Performance Shares” (as defined in the Company’s Amended and Restated 1996 Stock Incentive Plan) shall immediately vest, but be valued and awarded at the times and in the manner awarded to other plan participants pursuant to the terms of the documents governing such Performance Shares.
(d) If there is a Change in Control (as defined in the SPA), then all Options and Performance Shares that have not vested will accelerate and vest immediately.  Performance Shares shall be valued at 100 percent as though the Company had achieved its target for each relevant plan period.  The Executive shall be entitled to receive one share of the Company’s common stock upon the vesting of each such Performance Share.  Upon a Change in Control, the Executive shall have the right to require the Company to purchase, for cash, and at fair market value, any shares of the Company’s common stock purchased upon exercise of any Option or received upon the vesting of any Performance Share.

4.1  Other Benefits. Executive shall be entitled to participate in life, medical, dental, hospitalization, disability and life insurance benefit plans made available by the Company to its senior executives and shall also be eligible to participate in existing retirement or pension plans offered by the Company to its senior executives, but, except as otherwise provided in Section 4.2, subject in each case to the terms and requirements of each such plan or program; and

4.2  Pension Benefits. Executive shall be entitled to receive retirement benefits as follows:
(a) Qualified Plan Benefits. The Executive shall be entitled to receive payments under the Century Aluminum Employees’ Retirement Plan (the “Qualified Plan”), computed and payable as set forth in that plan.
(b) Supplemental Executive Retirement Benefits. In addition to payments the Executive is entitled to receive under the Qualified Plan, Executive also shall be entitled to receive supplemental retirement benefits as set forth in this Agreement and in the Century Aluminum Amended and Restated Supplemental Retirement Income Benefit Plan (the “SRIB Plan”), which benefits are an amount equal to the difference between the amount Executive would receive under the Qualified Plan and the amount he would be entitled to receive had his benefit under the Qualified Plan not been subject to the limitations on benefits and contributions set forth in Sections 401 (a)(17) and 415 of the Code.
(c) Vesting. The Qualified Plan benefit and the supplemental retirement benefit described in Section 4.2(b) shall be fully vested as of December 13, 2005. Upon the termination of Executive’s employment he shall be entitled to receive all such benefits as provided in the Qualified Plan and SRIB Plan.
(d) Prohibition on Assignment. Other than pursuant to the laws of descent and distribution, Executive’s right to benefit payments under this Section 4.2 are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Executive or Executive’s beneficiary.
(e) Source of Payments. Subject to Section 10 of the SRIB Plan (“Section 10”), all benefits under Section 4.2(b) shall be paid in cash from the general funds of the Company, and, except as set forth below, no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder. It is the intention of the parties that the arrangements be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. In the event of a possible Change in Control, and before a Change in Control occurs, the Company shall contribute to the Trust described in Section 10, and in the manner described therein, those amounts necessary to cause the present value of the Trust assets to be no less than the present value of the future benefits payable under the SRIB Plan.

(g) Executive’s Status. Executive shall have the status of a general unsecured creditor of the Company, and the SRIB Plan shall constitute a mere promise to make benefit payments in the future.
(h) Survival of Benefit. The supplemental retirement benefits described in Section 4.2(b) shall not be reduced during the term of this Agreement or thereafter, and Executive’s rights with respect to these benefits shall survive any termination (or non-renewal) of this Agreement, including, without limitation, a termination pursuant to Section 7(c), or any amendment or termination of the SRIB Plan, to the full extent necessary to protect the interests of Executive under this Agreement and under the terms of the SRIB Plan.
5.  Confidential Information. Except as specifically permitted by this Section 5, and except as required in the course of his employment with the Company, while in the employ of the Company or thereafter, Executive will not communicate or divulge to or use for the benefit of himself or any other person, firm, association, or corporation without the prior written consent of the Company, any Confidential Information (as defined herein) owned, or used by the Company or any of its affiliates that may be communicated to, acquired by or learned of by Executive in the course of, or as a result of, Executive’s employment with the Company or any of its affiliates. All Confidential Information relating to the business of the Company or any of its affiliates which Executive shall use or prepare or come into contact with shall become and remain the sole property of the Company or its affiliates.
“Confidential Information” means information not generally known about the Company and its affiliates, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists.
Executive may disclose Confidential Information to the extent it (i) becomes part of the public domain otherwise than as a result of Executive’s breach hereof or (ii) is required to be disclosed by law. If Executive is required by applicable law or regulation or by legal process to disclose any Confidential Information, Executive will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.
Upon request by the Company, Executive agrees to deliver to the Company at the termination of Executive’s employment, or at such other times as the Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) containing Confidential Information that Executive may then possess or have under his control.

6.  Assignment of Patents and Copyrights. Executive shall assign to the Company all inventions and improvements within the existing or contemplated scope of the Company’s business made by Executive while in the Company’s employ, together with any such patents or copyrights as may be obtained thereon, both domestic and foreign. Upon request by the Company and at the Company’s expense, Executive will at any time during his employment with the Company and after termination regardless of the reason therefore, execute all proper papers for use in applying for, obtaining and maintaining such domestic and foreign patents and/or copyrights as the Company may desire, and will execute and deliver all proper assignments therefore.

7.  Termination.
(a) This Agreement shall terminate upon Executive’s death.

(b) The Company may terminate Executive’s employment hereunder upon fifteen (15) days’ written notice if in the opinion of the Board of Directors, Executive’s physical or mental disability has continued or is expected to continue for one hundred and eighty (180) consecutive days and as a result thereof, Executive will be unable to continue the proper performance of his duties hereunder. For the purpose of determining disability, Executive agrees to submit to such reasonable physical and mental examinations, if any, as the Board of Directors may request and hereby authorizes the examining person to disclose his findings to the Board of Directors.
(c) The Company may terminate Executive’s employment hereunder “for cause” (as hereinafter defined). If Executive’s employment is terminated for cause, Executive’s salary and all other rights not then vested under this Agreement shall terminate upon written notice of termination being given to Executive. As used herein, the term “for cause” means the occurrence of any of the following:
(i) Executive’s disregard of a direct, material order of the Board of Directors, the substance of which order is (a) a proper duty of Executive pursuant to this Agreement, (b) permitted by law and (c) otherwise permitted by this Agreement, which disregard continues after fifteen (15) days’ opportunity and failure to cure; or
(ii) Executive’s conviction for a felony or any crime involving moral turpitude.

8.  Additional Remedies. Executive recognizes that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of the non-compete provisions of Section 1, the confidentiality provisions of Section 5 or the assignment provisions of Section 6 and that Executive’s continued employment is predicated on the covenants made by him pursuant to such Sections. In the event of any breach by Executive of his obligations under said provisions, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain any such breach by Executive or by any person or persons acting for or with Executive in any capacity whatsoever and other equitable relief.

9.  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the duties or obligations hereunder shall be assignable by Executive.

10.  Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.

11.  Headings. The paragraph headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or in any way affect the interpretation of this Agreement.

12.  Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement.

13.  Complete Agreement. This Agreement, the SPA and the Letter embody the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and none of these documents shall be amended orally, but only by the mutual agreement of the parties in writing, specifically referencing this Agreement, the Letter or the SPA, as the case may be. To the extent there is an inconsistency between the terms of this Agreement, the Letter and the terms of the SPA, the terms which provides terms most favorable to the Executive shall govern.  The Original Agreement and the Amendments shall no longer be effective as of the date hereof.
14.  Counterparts. This Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement.

15.Section 409A.
(a)  To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code, including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A.  In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.
(b)  To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
(c)  Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee) on the date of his termination of employment, and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation (after taking into account all exclusions applicable to such payments under Section 409A) that will violate the requirements of Section 409A(a)(2) if paid at the time specified in the Agreement, then the payment thereof shall be postponed to and paid on the first business day after the expiration of six months from the date of Executive’s termination of employment or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”), and the remaining amounts or benefits shall be paid at the times otherwise provided under the Agreement. The Company and the Executive may agree to take other actions to avoid a violation of Section 409A at such time and in such manner as permitted under Section 409A.  If this Section 15(c) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, and calculated at the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination. If a benefit subject to the delayed payment rules of this Section 15(c) is to be provided other than by the payment of money to the Executive, then the provision of such benefit prior to the Delayed Payment Date is conditioned on pre-payment by the Executive to the Company of the full taxable value of the benefit and on the first business day following the Delayed Payment Date, the Company shall repay the Executive for the payments made by the Executive pursuant to the terms of this sentence which would otherwise not have been required of the Executive.
(d)  The date of the Executive’s “separation from service,” as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A and for purposes of determining whether the Executive is a “Specified Employee” on the date of his termination of employment.
(e)  Notwithstanding any provision of this Agreement to the contrary, the time of payment of any Performance Share awards that are subject to Section 409A as “nonqualified deferred compensation” and that vest on an accelerated basis pursuant to this Agreement shall not be accelerated unless such acceleration is permissible under Section 409A.  If the payment of vested Performance Share awards cannot be accelerated pursuant to this provision, payment shall include interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date when payment of the vested Performance Share awards would otherwise have been made.
(f)  Notwithstanding any provision of this Agreement to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of this Agreement is subject to Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred; and (iii)  Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(g) Notwithstanding any provision of this Agreement to the contrary, if Executive becomes entitled to the payment of severance benefits pursuant to this Agreement upon termination of employment as a result of Executive’s disability, the Company shall pay such disability benefits in accordance with the Company’s payroll policy (whether or not such payroll policy provides for monthly payments) for the period otherwise specified under this Agreement.
(h)  Notwithstanding any provision of this Agreement to the contrary, benefit payments under the SRIB Plan shall be made to Executive in the manner provided under the SRIB Plan, as amended by the Company to comply with Section 409A of the Code.  Except as otherwise provided in the SRIB Plan, no benefits shall be payable under Section 4.2(b) prior to death, disability or termination of employment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by a duly authorized officer, and the Executive has duly executed and delivered this Agreement, as of the date first written above.

CENTURY ALUMINUM COMPANY

/s/ William J. Leatherberry
By: William J. Leatherberry
Title: Executive Vice President and Secretary

EXECUTIVE:

/s/ Michael A. Bless
Michael A. Bless